Exhibit 5.1

August 10, 2018

Appliance Recycling Centers of America, Inc.

175 Jackson Avenue North Suite 102

Minneapolis, Minnesota 55343

Ladies and Gentlemen:

I am the Corporate Secretary of Appliance Recycling Centers of America, Inc., a Nevada corporation (the “Company”). In that capacity, I have acted as counsel for the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 2,000,000 shares of the Company’s common stock, $0.001 value per share (the “Shares”), which may be issued pursuant to the Appliance Recycling Centers of America, Inc. 2016 Equity Incentive Plan (the “Plan”).

I have examined the Registration Statement and the Plan, which has been filed as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that upon their issuance and delivery in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Nevada Revised Statutes Chapter 78.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Michael J. Stein

Michael J. Stein, Corporate Secretary